EXHIBIT 99.1

For Immediate Release

PARLUX RELEASES PRELIMINARY THIRD QUARTER RESULTS

Fort Lauderdale, Florida (January 9, 2006) - Parlux Fragrances, Inc. (Nasdaq: PARL) announced today that based upon preliminary information, Parlux anticipates reporting record total revenues and record fully diluted earnings per share for the quarter ended December 31, 2005, exceeding analysts’ estimates.

Revenues for the third quarter are expected to be in the range of $56 to $57 million, compared to $28.7 million in the prior year, an increase of over 95%.  Fully diluted earnings per share for the quarter are expected to be in the range of $0.55 to $0.57 compared to $0.27, an increase of over 100%.

Commenting upon the results, Mr. Ilia Lekach, Chairman and Chief Executive Officer, said, “We experienced an outstanding quarter despite the obstacles created early-on by Hurricane Wilma.  Paris Hilton fragrances achieved another stellar holiday season and our Guess fragrance sales helped to fuel top line growth.  Perry Ellis fragrance products remain an important part of our business and we will be introducing a new Perry Ellis 18 fragrance in summer 2006.  It is important to note that our Guess, Paris Hilton and Maria Sharapova fragrances continue to be launched in a number of international markets and, that new offerings for our other product lines are planned for the near future.” Mr. Lekach added, “I am especially pleased that our earnings growth has increased at an even faster pace and continue to be optimistic that, assuming the continued acceptance of our products and stable economic conditions, our previous earnings guidance of $2.00 to $2.20 per share for the fiscal year ending March 31, 2006 will be achieved.”

Mr. Lekach is scheduled to discuss the Company’s operations at the Eighth Annual ICR XChange Conference to be held in Naples, Florida January 12, 2006.

The revenue and earnings per share estimates reported above for the quarter ended December 31, 2005 are preliminary and provided merely for guidance purposes.  Final results are subject to possible adjustments as the Company completes its financial statements. The Company anticipates that it will issue final results for the quarter ended December 31, 2005 during the second week of February 2006.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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FOR:

Parlux Fragrances, Inc.

CONTACT:  Ilia Lekach 954-316-9008 Ext. 116    Frank A. Buttacavoli Ext. 117

Web site:

http://www.parlux.com

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